Exhibit 5.1

July ____, 2006

Victory Energy Corporation
27692 Antonio Parkway, Suite L1-497
Ladera Ranch, CA 92694

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as securities counsel to Victory Energy Corporation (the “Company”) in connection with its Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission relating to the registration of 9,000,000 shares of its common stock, $.001 par value (the “Shares”), issuable pursuant to the Company’s 2006 Employee Stock Option Plan (the “Plan”).

In that connection, we have examined such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes hereof, it is our opinion that:

1.	The Company is a validly existing corporation in good standing under the laws of the State of Nevada.

2.
The Shares, when issued and paid for as contemplated by the Plan, and when delivered against payment thereof in the manner contemplated by the Plan, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

By:	/s/ Harold P. Gewerter, Esq.
Harold P. Gewerter, Esq.
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